Exhibit 15.1

10/F, HyQ, Chow Tai Fook Finance Tower, Qian Hai, Shenzhen 518052, China

Tel: +86 755 8351 7570      Fax: +86 755 8351 5502

Email: shenzhen@tongshang.com      Web: www.tongshang.com

April 28, 2026

BGIN BLOCKCHAIN LIMITED (the “Company”)

#09 12 Paya Lebar Square

60 Paya Lebar Road

Singapore 409051

Dear Sirs,

We consent to the references to our firm under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in Hong Kong and Mainland China—If we were to be required to obtain any permission or approval from or complete the filing with the CSRC, the CAC, or other PRC authorities in connection with our follow-on offerings under PRC law, our ability to offer or continue to offer our securities to investors could be significantly limited or hindered, which could cause the value of our Class A ordinary shares to significantly decline or become worthless, and we may be fined or subject to other sanctions, and our business, reputation, financial condition, and results of operations may be materially and adversely affected.” and “Item 4. Information on the Company — B. Business Overview — Employees and PRC Individuals” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2025 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

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Yours Sincerely,

/s/ Shenzhen Office, Commerce & Finance Law Offices
Shenzhen Office, Commerce & Finance Law Offices